Exhibit 99.1

BridgeBio Pharma, Inc. Appoints Industry Leader Jennifer Cook as New Board Member

Genentech veteran brings global commercial expertise to Board of Directors and will serve as a Special Advisor

PALO ALTO, Calif., December 16, 2019 — BridgeBio Pharma, Inc. (NASDAQ: BBIO) today announced it has appointed Jennifer Cook to its Board of Directors and will leverage her considerable expertise as a special advisor to the senior management team. Her counsel will help BridgeBio expand its capacity to develop treatments for genetic diseases as quickly and safely as possible.

“Jennifer is a seasoned leader in the biotech and pharmaceutical spaces, with decades of experience taking drugs from research to commercialization,” said Richard Scheller, Ph.D., chairman of research and development at BridgeBio. “During our time at Roche and Genentech, I saw her launch new medicines and drive growth for both companies. I am confident that her appointment to the board will strengthen BridgeBio’s experience and capabilities in drug commercialization.”

Cook brings more than 30 years of experience in the global biotech and pharmaceutical industry. Her work includes serving as Chief Executive Officer of GRAIL, Inc., leading Roche Pharma’s European commercial business, heading global clinical operations for Roche product development, and overseeing Genentech’s U.S. Immunology and Ophthalmology Business Unit. Cook was honored as the Woman of the Year by the Healthcare Businesswomen’s Association in 2016 and was named one of the Most Influential Women in Business by The San Francisco Business Times in 2012. Cook joins current board members Neil Kumar, Charles Homcy, Richard Scheller, Eric Aguiar, James Momtazee, and Ali Satvat. She will also serve as a special advisor to Kumar, Ph.D., the founder and CEO of BridgeBio.

“As BridgeBio evolves into a commercial company that serves patients with genetic diseases and supports the physicians who care for them, we require more expertise and guidance as it relates to commercial activity,” said Dr. Kumar. “Jennifer brings that expertise and more, having run a massive commercial organization in Europe. She also offers strategic perspectives on how to manage commercial infrastructure in a company like ours, which has a strong central team supporting a growing network of affiliate companies. Jennifer is a leader I admire and I look forward to partnering with and learning from her.”

“What interests me most about BridgeBio is its remarkable people and their focus on turning early-stage innovation in academic laboratories and leading medical institutions into drug discovery programs as quickly and efficiently as possible,” said Cook. “I look forward to applying my experience in biotech product development and commercialization to the important therapeutic areas BridgeBio is currently working on to help the team bring these treatments to patients.”

About BridgeBio Pharma

BridgeBio is a team of experienced drug discoverers, developers and innovators working to create life-altering medicines that target well-characterized genetic diseases at their source. BridgeBio was founded in 2015 to identify and advance transformative medicines to treat patients who suffer from Mendelian diseases, which are diseases that arise from defects in a single gene, and cancers with clear genetic drivers. BridgeBio’s pipeline of over 15 development programs includes product candidates ranging from early discovery to late-stage development. For more information, please visit www.bridgebio.com.

Contact:

BridgeBio Pharma, Inc.

Grace Rauh

Grace.rauh@bridgebio.com

(917) 232-5478

Source: BridgeBio Pharma, Inc.